Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectus pertaining to the  registration of up to $35,000,000 of Pharmacopeia Drug Discovery Inc. common stock, preferred stock, debt securities, warrants or units, and to the incorporation by reference therein of our report dated February 9, 2006,  with respect to the financial statements of Pharmacopeia Drug Discovery Inc.,  included in its Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

May 30, 2006